Exhibit 5.1

October 23, 2024
Renasant Corporation
209 Troy Street
Tupelo, MS 38804

Re: Registration Statement on Form S-8 – Renasant Corporation 2020 Long-Term Incentive Compensation Plan, as amended

Ladies and Gentlemen:
We have acted as counsel to Renasant Corporation, a Mississippi corporation (the “Company”), in connection with the preparation and filing of the above-referenced Registration Statement on Form S-8 (as it may be amended from time to time, the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering 915,000 additional shares of common stock, par value $5.00 per share, of the Company (the “Shares”), to be issued by the Company upon the grant, exercise or settlement of awards under the Renasant Corporation 2020 Long-Term Incentive Compensation Plan, as amended (the “Plan”). The Plan and the issuance of the Shares pursuant to the Plan were approved by the Board of Directors of the Company (the “Board”) on February 26, 2024, subject to shareholder approval, which was obtained on April 23, 2024.
This opinion letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.
In rendering this opinion, we have examined and relied upon the original, or a photostatic, scanned/emailed or certified (or otherwise satisfactorily identified) copy, of such records of the Company and certificates of officers of the Company, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below, including without limitation (i) the Articles of Incorporation of the Company, as amended to date (the “Articles”), and the Amended and Restated Bylaws of the Company, as amended to date, (ii) the resolutions (the “Resolutions”) of the Board with respect to the offering and issuance of the Shares under the Plan and certain related matters, (iii) records of proceedings of the shareholders of the Company deemed by us relevant to this opinion, (iv) the Plan and (v) the Registration Statement and exhibits thereto. We also have examined such questions of law as we considered relevant and necessary as the basis for the opinion letter.
Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification (i) the truth and accuracy of all facts set forth in all certificates provided to or examined by us, (ii) each natural person executing a document has sufficient legal

October 23, 2024

capacity to do so, (iii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document, and (iv) all corporate records made available to us by the Company are accurate and complete. We also have assumed that the Registration Statement will become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.
Subject to the limitations, qualifications, exceptions and assumptions set forth herein, based upon the foregoing and in reliance thereon, and representations made to us by officers of the Company, we are of the opinion that the Shares to be issued under the Plan have been duly authorized by all necessary corporate action, and, when and if issued by the Company in accordance with the terms of the Articles, the Plan, the Registration Statement and the Resolutions, will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the Mississippi Business Corporation Act (the “MBCA”) as currently in effect, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations. Furthermore, no opinion is expressed herein as to the effect of any future acts of the Company or changes in existing law, and we undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. We note specifically that the Shares may be issued from time to time hereafter, and our opinion is limited to the applicable laws, including the related rules and regulations, as in effect on the date hereof.
This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Phelps Dunbar LLP

PHELPS DUNBAR LLP